Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
November 6, 2008	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

THIRD QUARTER 2008 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended September 30, 2008:

Third Quarter 2008 Balance-Sheet Highlights

Total assets rose 8.5 percent to $84.8 billion at September 30, 2008, up from $78.2 billion at yearend 2007. Advances increased 14.6 percent to $63.8 billion, compared with $55.7 billion at yearend 2007, and represented 75.2 percent of total assets. Investments and short-term money-market instruments decreased to $16.5 billion at September 30, 2008, compared with $17.9 billion at yearend 2007. Mortgage assets remained essentially unchanged from yearend 2007 at $4.1 billion. Capital rose 12.0 percent to $3.8 billion at September 30, 2008, compared with $3.4 billion at yearend 2007.

Third Quarter 2008 Operating Results

Net income for the third quarter was $49.7 million, compared with $50.2 million for the same period in 2007. The $495,000 decrease is primarily due to an $8.3 million increase in net losses on derivatives and hedging activities and a $1.3 million increase in operating expenses, offset by an increase of $9.7 million in net interest income after provision for credit losses. The Bank’s net interest spread for the third quarter of 2008 was 0.27 percent, a four-basis-point increase from the net interest spread for the same period in 2007.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com